Exhibit 10.1

SEPARATION AGREEMENT

This Agreement is made as of November 6 2026 (hereinafter referred to as the “Agreement”), confirms the terms of the termination of employment of Geordan Pursglove, residing at (“Employee”) with Nomad Power Solutions, Inc., a Delaware corporation with principal offices located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432 (the “Company” and together with Employee, the “Parties”).

WHEREAS, Employee has been employed with the Company pursuant to an employment agreement dated June 16, 2025 (the “Employment Agreement”); and

WHEREAS, the Parties now desire to resolve amicably all outstanding disputes, issues, rights and obligations by and between them and to embody those understandings in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.	The parties agree that Employee’s employment with the Company will cease as of November 6, 2026 (the “Termination Date”) and that Employee is no longer an employee, officer or director of the Company and any of its subsidiaries and affiliates as of the Termination Date, and that this Agreement supersedes any employment or other agreement with respect to your employment by the Company and your rights upon termination thereof.

2.	The Company agrees to pay Employee the following amounts. The amounts set forth in Sections 2(b) through 2(d) shall constitute consideration for the promises, covenants and the waiver and release contained in this Agreement. The Equity Compensation set forth in Section 2(a) is granted solely as compensation for the Transition Services to be performed by Employee as an independent consultant during the Consulting Period pursuant to Section 5 below, and is not granted as severance, as consideration for the waiver and release contained in this Agreement, or on account of Employee’s prior employment with the Company:

a.	Equity Compensation: 1,500,000 Restricted Stock Units granted under the Company’s 2020 Stock Incentive Plan (the “Plan”) to Employee in Employee’s capacity as a consultant to the Company (the “RSU’s”), solely in consideration for the Transition Services to be provided during the Consulting Period pursuant to Section 5 below. The RSU’s shall be granted by the Board of Directors of the Company or its Compensation Committee effective as of the first day of the Consulting Period, shall be evidenced by a restricted stock unit award agreement in the Company’s standard form for consultants, and, subject to Employee’s continuous provision of the Transition Services through such date, will vest in full on January 31, 2027, upon completion of the Transition Services. For the avoidance of doubt, such RSUs described in Section 2(a) shall be fully vested and non-forfeitable as of the first day following the Termination Date, in consideration for Executive’s agreement to provide the Transition Services during the Consulting Period. The Shares issuable upon settlement of the RSU’s are covered by an effective registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Company represents that the Transition Services are bona fide services that are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

b.	Severance Payment in the amount of $ 600,000 to be paid upon execution of this Agreement.

c.	Reimbursement for any approved and substantiated outstanding business expenses.

The timing of all of the above payment will be payable in accordance with Schedule A attached hereto.

3.	Employee acknowledges and agrees that the payments in Sections 2(b) through 2(d) include any amounts due or arguably due to Employee on account of salary, wages, bonuses, vacation pay, any deferred compensation, employee profits or benefits, or any other form of compensation from the Company or its affiliates that was or may be owing to Employee, and that the Equity Compensation is not compensation for, or on account of, Employee’s employment. Employee understands that they are no longer an employee of the Company and no longer entitled to participate in any employee benefit, discount or equity incentive plan maintained by the Company, including any bonus plan and any medical, life or other insurance plan (except as allowed under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to continuation of medical coverage), other than Employee’s participation in the Plan as a consultant solely with respect to the RSU’s.

4.	Employee acknowledges and agrees that the Equity Compensation to be made in Section 2(a) is on account of, and contingent upon, the performance of the Transition Services during the Consulting Period and Employee’s compliance with the promises, covenants and obligations made by the Employee herein.

5.	Following the Termination Date, Employee will provide the Transition Services to the Company as an independent consultant and will make himself reasonably available for not more than 80 hours per month through January 31, 2027 (the “Consulting Period”), in consideration for the Equity Compensation detailed in Section 2(a). During the Consulting Period, Employee shall be a “Consultant” (or the equivalent term) for purposes of the Plan, will not be an employee, will not participate in employee benefit plans, and will be solely responsible for all taxes on the Equity Compensation and any other consulting compensation, which shall be reported on IRS Form 1099. The Parties intend that Employee’s level of services during the Consulting Period will not exceed twenty percent (20%) of the average level of services performed over the preceding thirty-six (36) months, such that Employee incurs a “separation from service” on the Termination Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Employee will perform the Transition Services in good faith, diligently, and in compliance with applicable law and the Company’s policies, including its code of conduct and insider trading policy, which remain applicable to Employee through the end of the Consulting Period (and, with respect to the insider trading policy, for such longer period as such policy provides). “Transition Services”, shall include: (a) transferring knowledge, files, and pending matters to Employee’s successor and designated personnel; (b) introducing successor personnel to key customers, vendors, investors, lenders, and regulators; (c) assisting with the preparation of periodic reports, earnings materials, and certifications for the period(s) ending December 31, 2026; and (d) such other services consistent with Employee’s prior role as may be reasonably requested by the Company’s Board of Directors or Chief Executive Officer. In no event shall the Transition Services include services in connection with the offer or sale of the Company’s securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for the Company’s securities.

6.	Employee represents that they have returned all property of the Company, including but not limited to, any computers and other equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, and other data and/or materials in their possession or control, and have not retained any copy thereof. Employee further agrees to keep confidential, and to not disclose to any other person or entity, any proprietary information of the Company including, without limitation, any of the Company’s business or financial information; clients, customers, or suppliers; business or marketing plans or strategies; pricing information; advertising or other promotional material; and employees, policies or procedures.

7.	Employee agrees to be bound by the Non-Competition and Non-Solicitation provisions set forth in Section 8 of the Employment Agreement.

8.	Except as necessary to enforce the terms of this Agreement, Employee, on behalf of himself and his heirs, successors and assigns, hereby releases and forever discharges the Company, its current and former subsidiaries and affiliates, and all of their respective officers, directors, managers, members, stockholders, employees, agents, attorneys, insurers and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or known at present, which against the Company, or any of its respective officers, directors, and employees Employee ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Employee or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the federal Family and Medical Leave Act, the Fair Labor Standards Act, or any other similar federal, state or local law or statute, or any claim for physical or emotional distress or injuries, invasion of privacy, defamation, claims relating to severance pay, wages, bonuses, sick leave, vacation pay, life insurance, medical insurance, disability or any other benefit of employment, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or tortious or willful discharge of employment, except that this waiver and release does not apply to any claim which cannot be waived under state or federal law. Employee further represents that they have not filed any claim, action, lawsuit, charge, complaint, arbitration or proceeding against any of the persons or entities listed above.

The Company shall defend, indemnify and hold Employee harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, costs and expenses whatsoever (including without limitation reasonable attorneys’ fees and costs and including, without limitation, product liability claims) arising from or relating to any claim, action or proceeding made or brought against Employee or the Company as a result of, or associated with, the development, use, manufacture, marketing or sale of products regarding which Employee has provided services during the term of his Employment Agreement unless such liability arises from Employee’s or Employee’s assistants’, employees’ or agents’ gross negligence, intentional misconduct or material breach of this Agreement.

The Company shall (a) indemnify Employee to the full extent provided under Delaware law and (b) maintain, at its own expense, director and officer liability insurance for any claim or liability arising from or related to his employment as Chief Executive Officer of the Company.

9.	It is a material condition of this Agreement that you maintain strictly confidential and shall take all reasonable steps to prevent the disclosure to any person or entity, the existence and terms of this Agreement, except as provided by law. This provision does not prohibit you from (a) providing this information to your spouse or to your attorneys or accountants for purposes of obtaining legal or tax advice, (b) responding to a subpoena issued by any court or tribunal of competent jurisdiction, (c) providing information pursuant to request of, or investigation by, any governmental authority, regulatory agency or self-regulatory organization, or (d) as otherwise provided by law. To the extent you make any disclosure to your spouse or to any attorney or accountant as permitted pursuant to this paragraph, you shall instruct such person not to make any further disclosure except in accordance with this paragraph.

10.	Employee agrees to not make any statements, either directly or through other persons or entities, or instigate, assist or participate in the making or publication of any statement, which would or could be disparaging to the Company or any of its affiliates, officers, directors, employees, agents, services, products, operations, prospects or other matters relating to the Company’s businesses. In that regard, Employee shall not make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize the Company or its affiliates, employees, managers, directors, officers, members or shareholders, individually or as a group. The Company, through its officers and directors, shall not make any statements, either directly or through other persons or entities, which are disparaging to Employee or make or encourage others to make any statement or release any information that is intended to, or reasonably could be foreseen to, embarrass or criticize Employee.

11.	Employee hereby agrees that, in the event their testimony, services or time are required in the future to assist the Company in handling any legal matter, prosecuting or defending against litigation or to pursue or defend against a disputed claim or charge of any type, you will make yourself reasonably available to work with the Company’s attorneys and representatives, to prepare for and provide deposition and/or trial testimony and to take whatever other steps are necessary to assist in the handling of such legal matters and prosecution/defense of such claims. In such case, the Company shall provide legal counsel to Employee at the Company’s cost and expense, reimburse Employee for any reasonable costs and expenses you incur for your time in assisting the Company for matters discussed in this Section 10 and shall compensate Employee $500 per day for the time spent assisting the Company.

12.	The Company has advised Employee to consult with an attorney prior to executing this Agreement. By executing this Agreement, Employee acknowledges that (a) you have been provided with an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this Agreement, this is a final offer, (c) Employee has elected to enter this Agreement knowingly and voluntarily, and (d) that if Employee has had fewer than twenty-one (21) days from receipt of the final document to execute same, that you have knowingly and voluntarily waived the remaining time. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case you have seven (7) days following execution of this Agreement to change your mind (the “Revocation Period”).

13.	Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Employee:	Geordan Pursglove
[ ]

With a copy to:	[ ]
To the Company at:	Nomad Power Solutions, Inc.
433 Plaza Real, Suite 275
Boca Raton, Florida 33432
Attn: Chief Executive Officer

With a copy to	Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 26th Floor
New York, NY 10036
Attn: Ross Carmel

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

14.	In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

15.	This Agreement shall be governed by the substantive laws of the State of New York, without giving effect to any principles of conflicts of law.

16.	Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

17.	This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written, signed consent of each of the parties.

18.	This Agreement may be executed originally or electronically, and any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument. Signatures provided electronically (including by .pdf, DocuSign, or other electronic signature platform) shall be deemed original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

NOMAD POWER SOLUTIONS, INC.

By:	/s/ Peter Stazzone
Name:	Peter Stazzone
Title:	Chief Financial Officer

EMPLOYEE

/s/ Geordan Pursglove
Name:	Geordan Pursglove

Schedule A to Separation Agreement

Payment Schedule

Total 600,000 to be paid in full at execution